EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We have issued our report dated March 21, 2005, accompanying the consolidated financial statements included in the Annual Report of Flagstar Bancorp, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, and File No. 333-125513) of Flagstar Bancorp Inc., our report dated March 21, 2005, relating to the consolidated financial statements for the year ended December 31, 2004, which appear in this Annual Report on Form 10-K.

/s/ GRANT THORNTON LLP

Southfield, Michigan February 27, 2007